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                                  EXHIBIT 10(l)

                                            February 28, 2001

Mr. Robert L. Miller
600 Robin Hill Circle
York, PA 17404

               Re:    Employment Agreement

Dear Bob:

     This letter will set forth the basis of your continuing employment at the
P. H. Glatfelter Company (the "Company"). This letter is intended as a confidential statement of your employment arrangement with the Company and supersedes all prior understandings and agreements whether written or oral. The terms of your Employment Agreement, which are contingent on your execution of the General Release Agreement attached hereto, are as follows:

     1. Effective as of June 2000, you had been promoted to the position of Vice President - Special Projects, reporting to the President of the Company. You have accepted and you hereby continue to accept such employment and agree to serve the Company on a full-time basis and to perform your duties faithfully, diligently and to the best of your ability. Through February 28, 2002, you further agree to fully cooperate with the officers and directors of the Company to the best of your ability and not to engage in outside for profit business or commercial activity without the prior written consent of the President of the Company.

     2. You will be employed as Vice President - Special Projects through September 30, 2001, unless your position terminates earlier under the circumstances described below. Thereafter, you will be put on a paid leave of absence lasting until February 28, 2002, unless your employment terminates earlier under paragraphs 4 or 5 below.

     3. The position of Vice President - Special Projects will be a salary grade 20 and your compensation for your employment to and through February 28, 2002, will consist of the following:

         (a) a salary based on a minimum annual rate of $219,197, to be adjusted during the employment term pursuant to this Agreement at the prerogative of the Compensation Committee of the Board of Directors (after consultation with the President/CEO), payable on the regular pay dates of the Company; and

         (b) the standard benefits and perquisites made available from time to time to executives of the Company with similar years of service and level of responsibilities, subject to the discretion of the Compensation Committee of the Board.

     4. The Company will have the right to terminate your employment under this Agreement at any time, immediately upon providing you with notice of the cause for the termination. "Cause" will include but not be limited to: willful failure to perform; dishonest or grossly negligent conduct in the performance of your duties; incompetence; insubordination; violation of any express direction; violation of any rule or regulation established by the Company from time to time; or breach of any provision contained in this Agreement. In the event of such a termination for cause, the Company shall have no further obligation under this Agreement, except the obligation to pay you an amount equal to the portion of your compensation as defined in paragraph 3 as may be accrued and unpaid on the date of termination.

     5. If you die or become totally disabled during your employment on or prior to February 28, 2002 under this Agreement, you will be treated as any other executive employee of the Company under the same circumstances.

     6. So long as your employment continues to and through February 28, 2002 and you retire effective as of that date, you will receive the following payments and benefits:

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         (a)  The Company will, effective as of March 1, 2002, provide you and your spouse with retiree medical benefits in accordance with the terms and conditions of the Company's program of retiree medical benefits for salaried employees in effect from time to time. You will be responsible for payment of your share of the cost of this coverage in the same manner as any other retiree;

         (b) Beginning as of March 1, 2002, you will receive, on a monthly basis payable as a joint and 75% survivor annuity with your spouse to whom you are married on February 28, 2002, the FAC Pension under the Company's Supplemental Executive Retirement Plan (the "SERP"). The monthly amount of the FAC Pension will be determined based on your Final Average Compensation as of February 28, 2002 and your Benefit Years as of that date and, for purposes of determining the reduction in this monthly benefit on account of its early commencement, by assuming you attained age 60 on March 1, 2002. In determining your Final Average Compensation as defined in paragraph 2.15 of the SERP, there shall be taken into account the Foreign Service Premium you have received during your foreign assignment;

         (c) You will be eligible for benefits under the SERP, subject to its terms and conditions (including without limitation Section 3.3), as modified by paragraph 6(b) above. Your participation in the Company's other benefit plans, including without limitation, the Retirement Plan for Salaried Employees, dental plan, 401(k) Savings Plan, long-term disability plan and life insurance plan, however, will end on February 28, 2002;

         (d) After your separation from service on February 28, 2002, the Company will pay to you, in a lump sum, the amounts that would be due to you under the Company's Management Incentive Plan and the Company's profit sharing program (based on a full-year-2001 compensation) as soon as administratively practicable after those payments become due for the year 2001. You will not receive any incentive bonus or profit sharing payment for the portion of 2002 in which you are employed; and

         (e) With respect to the performance and/or restricted shares in which you are vested based on service through February 28, 2002, after your separation from service and as soon as administratively practicable after the date of the Company determines that the performance criteria for your performance and/or restricted shares have been satisfied, the Company will in its sole discretion, either distribute to you shares of Company common stock corresponding to such performance and/or restricted shares, or pay to you in a single sum the cash value of the restricted share award.

         (f) After your separation from service on February 28, 2002, you will be permitted to exercise any stock options that have been granted to you as of that date, and which are vested as of that date, through the earlier of their stated expiration date and February 28, 2005.

         (g) After your separation from service on February 28, 2002, the Company will continue to pay for an annual executive physical examination for you until you reach age 57.

     7. Upon the mutual agreement of you and the CEO of the Company, you will be placed on a fully paid leave of absence on October 1, 2001, or in the sole discretion of the CEO of the Company, at any time before October 1, 2001, with such leave of absence ending on February 28, 2002. You agree to remain available during your leave of absence period to advise or assist the Company, or otherwise to perform such duties as may be reasonably requested of you by the Company.

     8. You hereby agree that the Change in Control Employment Agreement dated as of December 31, 2000, by and between yourself and the Company, will be terminated effective as of the earlier of September 30, 2001 or the first day of your leave of absence according to paragraph 7 above.

     9. You hereby resign as an Officer of the Company as of the earlier of September 30, 2001 or the first day of your leave of absence according to paragraph 7 above.

     10. During and after your employment with the Company, you will not engage in any activities or make any statements that may disparage or reflect negatively on the Company, its Board of Directors, Officers or Employees.

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     11. You will keep the terms and conditions of this Agreement confidential, except that you may reveal the terms and conditions of this Agreement to your spouse, attorney and financial advisor, if any, so long as they first agree not to disclose them to anyone else. The Company will make reasonable efforts to keep the terms and conditions of this Agreement confidential and to limit disclosure on a need-to-know basis. The parties, however, understand that, by way of example and not of limitation, the Company may need to disclose the terms and conditions of this Agreement to the Company's independent auditors, the Board of Directors and as required by applicable securities laws.

     12. Both during and after your employment with the Company, you will cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving the Company. If the Company requests such participation after your employment ends, it will reimburse you for all reasonable out-of-pocket expenses you incur as a result of such cooperation.

     13. You represent and warrant that by September 30, 2001 (or the first day of your leave of absence according to paragraph 7 above), you will have delivered to the Company all property of the Company or any related entities of any kind or character, which shall include, but not be limited to, all identification cards, equipment, books, keys, journals, records, computers, customer lists, publications, files, computer disks, memoranda and documents of any kind or description, or any other such property that may be in your possession.

     14. You represent and warrant that you will comply with all terms in your Employee's Agreement dated May 18, 1982, and the Company Corporate Disclosure and Securities Trading Policy as in effect from time to time. In addition to any existing obligation under your Employee's Agreement, the Corporate Disclosure and Securities Trading Policy or under the common law, you represent and warrant for all time that all confidential information of the Company and/or any related entities (whether written, graphic, oral, committed to memory or otherwise) in your possession, including without limitation, information relating to the operations or marketing plans of the Company and/or any related entities, shall remain strictly confidential and secret so long as that information has not been published in a form generally available to the public.

     15. If you breach your obligations set forth in this Agreement, in addition to all other remedies available to the Company, all payments due you under this Agreement, except for your salary and benefits through your termination date, will cease, and you will reimburse the Company the full amount of any and all amounts paid to you pursuant to this Agreement after the termination of your employment and you will reimburse the Company for the expenses it incurs in connection with any lawsuit based on your breach, including attorneys' fees and costs. (As required by regulations issued by the EEOC, the foregoing sentence does not apply with respect to a claim under the Federal Age Discrimination in Employment Act). In addition, if you breach your obligations set forth in paragraphs 10, 11, 12, 13 or 14 above, the Company also shall be entitled to temporary and permanent injunctive relief to restrain any further breach of those obligations. If the Company breaches its obligations set forth in this Agreement, in addition to all other remedies available to you, the Company will reimburse you for the expenses you incur in connection with any lawsuit based on the Company's breach, including reasonable attorneys' fees and costs.

     16. You agree to execute the General Release Agreement attached hereto as Exhibit A, and acknowledge that this Employment Agreement shall not be effective unless you do so.

     17. You agree that this Agreement shall be deemed to be made in, and in all respects to be interpreted, construed and governed by and in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect of the principles of conflicts of law under Pennsylvania law. You also agree to submit to the jurisdiction of the state and federal courts located in Pennsylvania in the event that there is any claim that you have breached this Agreement.

     18. This Agreement is personal to you and the Company's commitments to you described herein may not be assigned to, or be enforced by, anyone else. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     If you are in agreement with the foregoing terms of employment, and you intend to be legally bound hereby, please sign and return one copy of this letter to me, and also sign and return to me the attached General Release Agreement. We look forward to your continued contributions to the Company.

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                                THE P. H. GLATFELTER COMPANY

                                BY:
                                    /S/ William T. Yanavitch
                                    ------------------------
                                    William T. Yanavitch

I HEREBY ACCEPT AND AGREE TO THE TERMS
OF THIS LETTER AGREEMENT

/S/ Robert L. Miller
--------------------
Robert L. Miller

Date: March, 22, 2001

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EXHIBIT A
GENERAL RELEASE AGREEMENT

I, Robert L. Miller, for myself, my heirs, executors, administrators and assigns, if any, for and in consideration of the benefits described in the foregoing Employment Agreement dated February 28, 2001 (the "Employment Agreement"), and other good and valuable consideration, do hereby state that:

          1. I agree to and accept the terms of the Employment Agreement extended to me dated February 28, 2001.

          2. I waive, release and forever discharge the P. H. Glatfelter Company (as defined below) of and from any and all Claims (as defined below). I agree not to file a lawsuit to assert any such Claim. (As required by regulations issued by the EEOC, the foregoing sentence does not apply with respect to a claim under the Age Discrimination in Employment Act.) This release covers all Claims arising from the beginning of time up to and including the date of this General Release Agreement, but does not cover claims for unemployment compensation benefits, claims relating to the validity or enforcement of the Employment Agreement or this General Release Agreement or claims for any accrued benefit under the terms of any employee benefit plan within the meaning of the Employee Retirement Income Security Act maintained by the P. H. Glatfelter Company.

The following provisions further explain this general release and promise not to sue:

Definition of "Claims." "Claims" include without limitation all actions or demands of any kind that I now have, or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys' fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected. The nature of Claims covered by this release and promise not to sue includes without limitation all actions or demands in any way based on my employment with the P. H. Glatfelter Company, the terms and conditions of such employment or my separation from employment (except as stated above). More specifically, all of the following are among the types of Claims that will be barred by this release and promise not to sue (except as stated above):

          -    Contract Claims (whether express or implied);
          -    Tort Claims, such as for defamation or emotional distress;
          - Claims under federal, state and municipal laws, regulations, ordinances or court decisions of any kind;
          - Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;
          - Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act and similar state and local laws;
          - Claims under the Employee Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws;
          -    Claims for wrongful discharge; and
          -    Claims for attorneys' fees, litigation expenses and/or costs.

Definition of "P. H. Glatfelter Company." The "P. H. Glatfelter Company" includes without limitation the P. H. Glatfelter Company and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, if any. It also includes all past, present and future managers, members, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the entities listed in the preceding sentence.

I acknowledge that I have carefully read and understand the provisions of this General Release Agreement and the Employment Agreement, that I have had twenty-one (21) days from the date I received a copy of the General Release Agreement and the Employment Agreement to consider entering into this General Release Agreement and accepting the Employment Agreement, that if I sign and return this General Release Agreement before the end of the twenty-one (21) day period that I will have voluntarily waived my right to consider the Agreement for the full twenty-one (21) days and that I have executed this General Release Agreement voluntarily and with full knowledge

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of its significance, meaning and binding effect. I also acknowledge that P. H.
Glatfelter Company has advised me in writing to consult with an attorney of my own choosing with regard to entering into this General Release Agreement and accepting the Employment Agreement. Finally, I acknowledge that my decision to enter into this General Release Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

I acknowledge that I may revoke this General Release Agreement within seven (7) days of my execution of this document by submitting a written notice of my revocation to William Yanavitch, Vice President - Human Resources, P. H. Glatfelter Company. I also understand that this General Release Agreement, and the Employment Agreement to which it relates, shall not become effective or enforceable until the expiration of that seven (7) day period.

     IN WITNESS WHEREOF, and with the intention of being legally bound hereby, I have executed this General Release Agreement on the 22nd day of March, 2001.

                                        /S/ Robert L. Miller
                                        --------------------
                                        Robert L. Miller